Form N-SAR, Sub-Item 77C
Submission of matters to a vote of security holders


Nuveen California Quality Income Municipal Fund, Inc.
811-06425

The annual meeting of shareholders was held in the offices of Nuveen Investments on February 24, 2014; at this meeting the shareholders were asked to vote on the election of Board Members and the approval of an Agreement and Plan of Reorganization. The meeting was subsequently adjourned to March 17 and April 4, 2014.

Voting results for February 24, 2014 are as follows:

   Common & Preferred shares voting
together as a class
   Preferred
shares
To approve an Agreement and Plan of
Reorganization


   For
            6,587,069
              1,581
   Against
               327,843
                    -
   Abstain
               340,475
                    -
   Broker Non-Votes
          13,019,037
                    -
      Total
          20,274,424
              1,581



Proxy materials are herein incorporated by reference to the SEC filing on January 21, 2014, under Conformed Submission Type N-
14 8C, accession number 0000950123-14-014754